                                                                   EXHIBIT 10(n)



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                          DATED AS OF AUGUST 27, 1996

                                  BY AND AMONG


                        MISSISSIPPI CHEMICAL CORPORATION

                                 MISS SUB, INC.

                                      AND

                         FIRST MISSISSIPPI CORPORATION

                               TABLE OF CONTENTS

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                                                                                                           PAGE
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
                                                        ARTICLE I

                                                        THE MERGER

Section 1.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Section 1.2      Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.3      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.4      Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.5      Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.6      Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.7      Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                                        ARTICLE II

                                                 CONVERSION OF SECURITIES

Section 2.1      Conversion of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Section 2.2      Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Section 2.3      Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

                                                       ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Section 3.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Section 3.3      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Section 3.4      Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . .    8
Section 3.5      SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Section 3.6      Information in Disclosure Documents and Registration Statements  . . . . . . . . . . . .    9
Section 3.7      Retained Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Section 3.8      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 3.9      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 3.10     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 3.11     No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 3.12     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 3.13     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 3.14     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.15     Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.16     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.17     State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
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
Section 3.18     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.19     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Section 3.20     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Section 3.21     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                        ARTICLE IV

                                     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.3      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.4      Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.5      SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.6      Information in Disclosure Documents and Registration Statements  . . . . . . . . . . . .   19
Section 4.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.8      Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 4.9      No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 4.10     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 4.11     Interim Operations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 4.12     Unwanted Businesses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 4.13     Purchases of Company Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 4.14     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 4.15     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                                                        ARTICLE V

                                           COVENANTS PENDING THE EFFECTIVE TIME

Section 5.1      Covenants of the Company with Respect to the Retained Business . . . . . . . . . . . . .   21
Section 5.2      Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 5.3      Covenants of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                                        ARTICLE VI

                                                  ADDITIONAL AGREEMENTS

Section 6.1      Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 6.2      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 6.3      Stockholders Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 6.4      Legal Conditions to Distribution and Merger  . . . . . . . . . . . . . . . . . . . . . .   27
Section 6.5      Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 6.6      Company Severance Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 6.7      Employee Matters; Company Stock Plans  . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 6.8      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
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
Section 6.9      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Section 6.10     No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
Section 6.11     Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Section 6.12     Tax-Free Nature of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Section 6.13     Audited Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Section 6.14     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Section 6.15     AMPRO Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
Section 6.16     Comfort Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

                                                       ARTICLE VII

                                                        CONDITIONS

Section 7.1      Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . .   33
Section 7.2      Conditions of Obligations of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . .   34
Section 7.3      Conditions of Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . .   35

                                                       ARTICLE VIII

                                                TERMINATION AND AMENDMENT

Section 8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
Section 8.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Section 8.3      Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Section 8.4      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Section 8.5      Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                                                        ARTICLE IX

                                                      MISCELLANEOUS

Section 9.1      Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .   38
Section 9.2      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Section 9.3      Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
Section 9.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.5      Entire Agreement; No ThirdParty Beneficiaries  . . . . . . . . . . . . . . . . . . . . .   40
Section 9.6      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.7      Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.8      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.9      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 9.10     AttorneyClient Privilege; Work Product . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 9.11     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 9.12     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41





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                              ANNEXES AND EXHIBITS

Annex I          Distribution Agreement
Exhibit A        Retained Business Financial Statements

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of August 27, 1996, by and among Mississippi Chemical Corporation, a Mississippi corporation ("Parent"), Miss Sub, Inc., a Mississippi corporation and a wholly owned subsidiary of Parent ("Sub"), and First Mississippi Corporation, a Mississippi corporation (the "Company").

         WHEREAS, Parent desires to acquire the Company's fertilizer business but does not wish to acquire the other businesses conducted or to be conducted by the Company;

         WHEREAS, the Board of Directors of the Company has approved a plan of distribution embodied in the form of a draft agreement attached hereto as Annex I, as may be amended pursuant to the provisions of Section 6.11 hereof (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined in Section 1.2) pursuant to which all of the Company's assets, other than those used primarily in the Retained Business (as defined in Section 3.7), will be contributed to a wholly owned subsidiary of the Company ("Newco") (such contributions, together with all mergers, other intercompany transfers of assets, and other actions described in Article IV of the Distribution Agreement, the "Transfer") and shares of capital stock of Newco will be distributed (the "Distribution") on a pro rata basis to the stockholders of the Company as provided in the Distribution Agreement in order to divest the Company of the businesses and operations that Parent is unwilling to acquire;

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that, following the Distribution, the merger of Sub with and into the Company (the "Merger") with the Company surviving as a wholly owned subsidiary of Parent would be advantageous and beneficial to their respective corporations and stockholders; and

         WHEREAS, for federal income tax purposes, it is intended that (i) the Distribution shall qualify as a taxfree distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Merger shall qualify as a reorganization under Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof and the Mississippi Business Corporation Act (the "MBCA"), at the Effective Time, the Company and Sub shall consummate the Merger pursuant to which (i) Sub shall be merged with and into the Company, (ii) the separate corporate existence of Sub shall thereupon cease, (iii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Mississippi and
(iv) the corporate existence of the Company with its properties, rights, privileges, powers and franchises shall continue unaffected by the Merger.

         Section 1.2 EFFECTIVE TIME OF THE MERGER. Upon the terms and subject to the conditions hereof, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Mississippi, for filing, as provided in the MBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective immediately following the Distribution, upon the filing of the Articles of Merger with the Secretary of State of the State of Mississippi or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

         Section 1.3 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII hereof, at the offices of the Company, 700 North Street, Jackson, Mississippi 39202- 3095, unless another date or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

         Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.5      ARTICLES OF INCORPORATION AND BYLAWS.

                 (a) The Articles of Incorporation of Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the MBCA.

                 (b) The bylaws of Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the MBCA.

         Section 1.6 DIRECTORS. The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

         Section 1.7 OFFICERS. The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") or Parent, as the holder of the capital stock of Sub:

                 (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

                 (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are owned by the Company and any shares of Company Common Stock owned by Parent, Sub or any other whollyowned Subsidiary (as hereinafter defined) of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party and any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) securities or other interests having by their terms a majority of the outstanding voting power with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                 (c)      EXCHANGE RATIO FOR COMPANY COMMON STOCK.  Subject to
Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares, as defined in Section 2.3) shall be converted into the right to receive the Merger Consideration Per Share in fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock"). The "Merger Consideration Per Share" shall mean 6,904,762 shares of Parent Common Stock divided by the number of shares of Company Common Stock outstanding at the Effective Time as certified to Parent by the Company's transfer agent and registrar (the "Effective Time Outstanding Shares"), rounded to the nearest one ten-thousandth of a share; PROVIDED, HOWEVER, if the average of the Daily Prices, as derived from THE WALL STREET JOURNAL, for the ten (10) trading days immediately preceding the trading day prior to the Effective Time (such number rounded to the nearest one one- hundredth of a cent, the "Average Parent Price"), is more than $25.00, then the Merger Consideration Per Share shall be the greater of (i) 6,393,298 shares of Parent Common Stock divided by the Effective Time Outstanding Shares and (ii) the number (rounded to the nearest one ten-thousandth of a share) of Parent Common Shares determined by dividing (A) the product of (x) 6,904,762 multiplied by (y) a fraction, the numerator of which is $25.00 and the denominator of which is the Average Parent Price, by (B) the Effective Time Outstanding Shares. The term "Daily Price" shall mean for each trading day the average of the opening price, high price, low price and closing price for the Parent Common Stock. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

         Section 2.2      EXCHANGE OF CERTIFICATES.

                 (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall deposit with KeyCorp Shareholder Services, Inc. or such other bank or trust company designated by the Company (and reasonably acceptable to Parent) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, together with cash to be paid in lieu of fractional shares (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto contemplated by Section 2.2(c) and cash in lieu of fractional shares, being hereinafter referred to as the "Exchange Fund").

                 (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall be in such form and have such provisions as Parent and the Company may reasonably specify) and (ii) instructions for surrendering the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2.

                 (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.2(e) until the holder of record of such Certificate shall so surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                 (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                 (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average Parent Price.

                 (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                 (g) NO LIABILITY. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash for payment in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected appraisal rights under Section 79413.02 of the MBCA (the "Dissenting Shares") shall not be converted into the right to receive shares of Parent Common Stock as provided in Section 2.1 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration from the Surviving Corporation as shall be determined pursuant to Section 79413.02 of the MBCA; provided, however, that, if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the MBCA, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive shares of Parent Common Stock, without any interest thereon, as provided in Section 2.1 and such shares shall no longer be Dissenting Shares.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

         Section 3.1 ORGANIZATION. As used in this Agreement, any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries; any reference to Newco and its Subsidiaries means Newco at the time of the Distribution and those entities that at or immediately prior to the Distribution will be direct or indirect Subsidiaries of or merged with or liquidated into Newco; and references to Subsidiaries of Newco mean those entities that at or immediately prior to the Distribution will be direct or indirect Subsidiaries of or merged with or liquidated into Newco. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means that such event, change or effect is materially adverse to the business, properties, assets, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole). Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Retained Business taken as a whole. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Retained Business taken as a whole or on the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby. True, accurate and complete copies of the Company's Charter of Incorporation and bylaws, including all amendments thereto, have heretofore been delivered to Parent.

         Section 3.2 CAPITALIZATION. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock of which, as of August 26, 1996, 20,614,491 shares were issued and outstanding, and (ii) 20,000,000 shares of preferred stock (the "Company Preferred Stock"), of which, as of the date hereof, no shares are issued or outstanding. 250,000 shares of Company Preferred Stock are designated Series X Junior Participating Preferred Stock (the "Company Series X Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement, dated as of February 27, 1996 (the "Rights Agreement"), by and between the Company and Society National Bank, as Rights Agent (the "Company Rights Agent"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Series X Preferred Stock and 249,167 shares of Company Preferred Stock (with the designations set forth in Section 3.2 of the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule")) are reserved for issuance pursuant to the terms of debentures convertible into Company Preferred Stock (the "Company Convertible Debentures") and debenture options. As of the date hereof, 926,759 shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock options and debenture options (which debenture options are exercisable for Company Convertible Debentures which are convertible into Company Preferred Stock which is then convertible into Company Common Stock) and upon conversion of Company Convertible Debentures pursuant to the Company's 1980 LongTerm Incentive Plan (the "1980 Plan"), 1988 LongTerm Incentive Plan (the "1988 Plan") and 1995 LongTerm Incentive Plan (the "1995 Plan" and, together with the 1980 Plan and the 1988 Plan, the "Company Stock Plans"). All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof. Except as set forth above or in Section
3.2 of the Company Disclosure Schedule, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character binding on the Company or any of its Subsidiaries with respect to the issued or unissued capital stock of the Company or any of its Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         Section 3.3 AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Distribution Agreement and to consummate the transactions contemplated hereby and thereby other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and, with respect to the Distribution, the declaration of the Distribution by the Company's Board of Directors. The execution, delivery and performance of this Agreement and the Distribution Agreement by the Company and the consummation by the Company of the Distribution and the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Distribution Agreement or for the Company to consummate the transactions so contemplated hereby or thereby other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and, with respect to the Distribution, declaration of the Distribution by the Company's Board of Directors. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Prior to the Distribution, the Distribution Agreement will be duly executed and delivered by each of the Company and Newco and upon such execution and delivery will constitute a valid and binding obligation of each of the Company and Newco, enforceable against each of them in accordance with its terms.

         Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except (a) as set forth in Section 3.4 of the Company Disclosure Schedule, (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the New York Stock Exchange (the "NYSE"), the National Association of Securities Dealers, Inc., the HartScottRodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings under state securities or "blue sky" laws and the filing with the Secretary of State of the State of Mississippi of the Articles of Merger and articles of merger with respect to the merger of FirstMiss Fertilizer, Inc. into the Company and (c) as may be necessary as a result of any facts or circumstances relating solely to Parent or any of its Subsidiaries, none of the execution, delivery or performance of this Agreement or the Distribution Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby and compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the charters or bylaws of the Company or of any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by the Company or any of its Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, obligation or commitment to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound ("Contracts") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except, in the case of clause (ii), (iii) or (iv), for failures to file or obtain, violations, breaches or defaults which would not have a material adverse effect on the Retained Business taken as a whole or the ability of the Company to consummate the transactions contemplated hereby.

         Section 3.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to

Parent true and complete copies of, all periodic reports required to be filed by it since July 1, 1995 under the Exchange Act (as such documents have been amended since the time of their filing, together with all such periodic reports to be filed from the date hereof to the Effective Time, collectively, the "Company SEC Documents"). Except with respect to information concerning the Triad Chemical Joint Venture ("Triad"), as to which the Company makes no representation or warranty for the purposes of this Section 3.5, the Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act. Except with respect to information concerning Triad, as to which the Company makes no representation or warranty for purposes of this Section 3.5, the consolidated financial statements of the Company included in the Company SEC Documents (including the notes and schedules thereto, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited financial statements, to normal audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 3.6 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENTS. Except with respect to information concerning Triad, as to which the Company makes no representation or warranty for purposes of this Section 3.6, none of the information supplied or to be supplied by the Company or its representatives for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time such registration statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the joint proxy statement relating to the meetings of each of the Company's and Parent's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to the Company's and Parent's stockholders and at the time of each of the meetings of the Company's and Parent's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement, with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement or with respect to information concerning Triad.

         Section 3.7      RETAINED BUSINESS.

                 (a) Attached hereto as Exhibit A is an unaudited pro forma consolidated balance sheet of the Retained Business of the Company and its Subsidiaries at June 30, 1996 (including certain explanatory notes thereto, the "Retained Business Balance Sheet") and an unaudited pro forma consolidated statement of operations for the Retained Business of the Company and its Subsidiaries for the year ended June 30, 1996 (including certain explanatory notes thereto, the "Retained Business Income Statement" and, together with the Retained Business Balance Sheet, the "Retained Business Financial Statements"). The "Retained Business" means and includes the assets, liabilities, capital stock and partnership interests reflected on the Retained Business Balance Sheet, as such assets and liabilities may have changed since the date of the Retained Business Balance Sheet, but in any event shall include all of the Company's direct and indirect right, title and interest (including minority interests) in the assets used primarily in, and all of the Company's liabilities and obligations (accrued, absolute, contingent, undisclosed or otherwise) which are primarily related to or have arisen or will arise from, the production, distribution, sale and storage of ammonia and urea and purchase and resale of ammonia and urea (except for those assets and liabilities identified in Section 3.7 of the Company Disclosure Schedule under the headings "Excluded Assets" and "Excluded Liabilities," which shall not be included in the Retained Business and which are referred to herein as the "Excluded Assets" and "Excluded Liabilities"). The Retained Business shall include the following entities: FirstMiss Fertilizer, Inc.; AMPRO Fertilizer, Inc.; FMF Barge, Inc.; FMF, Inc. ("FMF"); a 50% interest in Arcadian/FirstMiss Fertilizer LLC; a 50% interest in Triad; and the partnership interests currently held by FEC Marketing, Inc. ("FEC") and FMF in FirstMiss Fertilizer Limited Partnership and FirstMiss Fertilizer Texas LP (the "Partnerships"). As of the Effective Date, the interests in the Partnerships currently held by FEC will be held by an entity other than FEC included in the Retained Business that will be designated by Parent.

                 (b) Except with respect to information concerning Triad, as to which the Company makes no representation or warranty for purposes of this Section 3.7, the Retained Business Financial Statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the Company Financial Statements, and, except as set forth in
Section 3.7 of the Company Disclosure Schedule, fairly present in all material respects (subject to normal audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the date thereof, after giving pro forma effect to the Distribution (assuming the Distribution occurred on June 30, 1996), and the consolidated results of their operations for the one-year period then ended, after giving pro forma effect to the Distribution (assuming the Distribution occurred on July 1, 1995).

                 (c) At the Effective Time, except for the Excluded Assets and as contemplated by this Agreement or the Distribution Agreement, neither Newco nor any of its Subsidiaries will own or have rights to use any of the assets or property, whether tangible, intangible or mixed, which are necessary for the conduct of the Retained Business as conducted on the date hereof.

Except as set forth in Section 3.7 of the Company Disclosure Schedule, at the Effective Time neither Newco nor any of its Subsidiaries will be a party to any material agreement or arrangement with the Surviving Corporation or any of its Subsidiaries (other than the Distribution Agreement and any agreements contemplated by the Distribution Agreement, including the Tax Disaffiliation Agreement and the Employee Benefits Agreement).

         Section 3.8 LITIGATION. Except as disclosed in the Company SEC Documents filed prior to the date hereof or as set forth in Section 3.8 of the Company Disclosure Schedule and except with respect to information concerning Triad, as to which the Company makes no representation or warranty for purposes of this Section 3.8, there is no suit, action, proceeding or investigation relating to the Retained Business pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Retained Business taken as a whole or the ability of the Company to consummate the transactions contemplated hereby. Except as disclosed in the Company SEC Documents filed prior to the date hereof or as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree relating to the Retained Business which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Retained Business taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

         Section 3.9      EMPLOYEE BENEFITS.

                 (a) Other than with respect to Triad, as to which the Company makes no representation or warranty for purposes of this Section 3.9,
Section 3.9 of the Company Disclosure Schedule contains a list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, fringe benefit, vacation, incentive, severance, employment or other benefit plans, programs, agreements and arrangements (the "Benefit Plans"), which cover employees or former employees of the Company and its Subsidiaries who are or were employed in the Retained Business (the "Employees"). True and complete copies of all Benefit Plans, any trust instruments and/or insurance contracts, if any, forming a part of any such plans, and all amendments thereto; current summary plan descriptions; where applicable, the most current determination letter received from the Internal Revenue Service (the "Service") and most recent determination letter application; and where applicable, annual reports, financial statements and actuarial reports for the last three plan years, which fairly and accurately reflect the financial condition of the plans have been made available to Parent.

                 (b) All Benefit Plans are in compliance with ERISA, the Code and all other applicable laws in all material respects. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither the Company nor any of its

Subsidiaries or any ERISA Affiliate (as defined below) has contributed or been required to contribute to any Multiemployer Plan (as defined in ERISA) with respect to any Employees.

                 (c) No liability under Subtitle C or D of Title IV of ERISA has been incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated Benefit Plan, currently or formerly maintained by any of them, or the Plan of any entity which is or has been considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") which would have a material adverse effect on the Retained Business taken as a whole.

                 (d) All contributions required to be made or accrued as of June 30, 1996 under the terms of any Benefit Plan for which the Surviving Corporation or any of its Subsidiaries may have liability have been timely made or have been reflected on the Retained Business Balance sheet. Neither any Pension Plan nor any singleemployer plan of an ERISA Affiliate has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA in an amount which would have a material adverse effect on the Retained Business taken as a whole. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

                 (e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits for Employees or former Employees under any Benefit Plan, except as set forth in Section 3.9 of the Company Disclosure Schedule or as required by Part 6 of Title I of ERISA.

                 (f) The Company and its Subsidiaries have no unfunded liabilities with respect to any Pension Plan which covers former Employees in an amount which would have a material adverse effect on the Retained Business taken as a whole.

                 (g) Immediately after the Effective Time, the Surviving Corporation or its Subsidiaries could terminate each Benefit Plan in accordance with its terms without incurring any material liability.

                 (h) With respect to the Company and the Retained Business, the transactions contemplated by this Agreement and the Distribution Agreement will not cause any additional payments to be due under any Benefit Plan, nor accelerate the payment or vesting of any amounts due under any Benefit Plan, nor result in any excess parachute payment within the meaning of Code Section 280G except for payments which are paid prior to the Effective Time, accrued on the Audited Closing Balance Sheet (as defined in Section 6.13) or for which funds have been reserved, or amounts due which are assumed by Newco pursuant to the Distribution Agreement.

         Section 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, the Company and its Subsidiaries have conducted the Retained Business only in the ordinary and usual course consistent with past practice, except as set forth in Section 3.10 of the Company

Disclosure Schedule, and there has not been any change or development, or combination of changes or developments which individually or in the aggregate have had or are reasonably likely to have a material adverse effect on the Retained Business taken as a whole.

         Section 3.11 NO VIOLATION OF LAW. Except as disclosed in the Company SEC Documents as filed prior to the date hereof or as set forth in
Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or, to the knowledge of the Company, is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation or judgment of any Governmental Entity, except for violations which, in the aggregate, would not have a material adverse effect on the Retained Business taken as a whole. The Company and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct the Retained Business as presently conducted, except for any such permits, licenses, franchises or other governmental authorizations, consents and approvals the failure of which to have would not have a material adverse effect on the Retained Business taken as a whole.

         Section 3.12     TAXES.

                 (a) Except as disclosed in the Company Financial Statements for the year ended June 30, 1995 or as set forth in Section 3.12 of the Company Disclosure Schedule:

                          (i) the Company and its Subsidiaries have (A) duly filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the Retained Business taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with generally accepted accounting principles for the payment of, and withheld, all Taxes (as hereinafter defined) required to be shown on such Tax Returns or required to be withheld by them, respectively;

                          (ii) as of the date hereof, the Tax Returns for the Company and its Subsidiaries are not currently the subject of any audit, investigation or proceeding by the Service or, to the Company's knowledge, any state or local taxing authority, and the Company and its Subsidiaries have not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for material Taxes of the Company or its Subsidiaries which have not been paid or finally settled, other than audits, deficiencies or assessments disclosed in Section 3.12 of the Company Disclosure Schedule which are being contested in good faith through appropriate proceedings;

                          (iii) no waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency granted by the Company or any of its Subsidiaries is currently in effect;

                          (iv) none of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement, other than the Tax Disaffiliation Agreement; and

                           (v) none of the Company and its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation
         Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

                 (b) "Taxes" means all taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, leasing, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies, imposts, duties or other assessments. "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         Section 3.13     ENVIRONMENTAL MATTERS.

                 (a) Except as disclosed in the Company SEC Documents as filed prior to the date hereof or as set forth in Section 3.13 of the Company Disclosure Schedule, except for such matters that, individually or in the aggregate, would not have a material adverse effect on the Retained Business taken as a whole and except with respect to information concerning Triad, as to which the Company makes no representation or warranty for purposes of this
Section 3.13, (i) the Retained Business of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined); (ii) the properties included in the Retained Business and presently owned or operated by the Company or its Subsidiaries (the "Company Properties") do not contain any Hazardous Substance (as hereinafter defined) other than as permitted under applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has since July 1, 1994 received or is aware of any actual claims, notices, demand letters, lawsuits or requests for information from any Governmental Entity or any private third party alleging that the Retained Business is in violation of, or liable under, any Environmental Laws; and (iv) none of the Company, its Subsidiaries or the Company Properties is subject to any court order, administrative order or decree relating to the Retained Business arising under any Environmental Law.

                 (b) "Environmental Law" means any applicable Federal, state or local law, regulation, permit, judgment or agreement with any Governmental Entity, relating to (x) the protection, preservation or restoration of the environment or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law.

         Section 3.14 MATERIAL CONTRACTS. Other than with respect to Triad, Section 3.14 of the Company Disclosure Schedule identifies any Contract included in the Retained Business to which the Company or any of its Subsidiaries is a party or by which any of its assets or operations may be bound that is (i) a loan or similar agreement or indebtedness evidenced by a note or other instrument, or any direct or indirect guarantee of indebtedness of any other person, in excess of $1,000,000; (ii) any Contract that expressly limits the right to terminate the Contract without penalty upon less than one year's notice and such Contract provides for future payments in excess of $5,000,000 within the next twelve (12) months from the date hereof; (iii) any Contract for the purchase, sale or transportation of natural gas; (iv) any Contract related to product purchases or product sales in excess of $500,000; and (v) any Contract related to capital expenditures, which provides for future payments in excess of $5,000,000 within the next twelve (12) months from the date hereof. Except as set forth in Section 3.14 of the Company Disclosure Schedule and except with respect to Triad, as to which the Company makes no representation or warranty for purposes of this Section 3.14, (i) each of the Contracts included in the Retained Business to which the Company or any of its Subsidiaries is a party or by which any of its assets or operations may be bound is in full force and effect, except where the failure to be in full force and effect would not have a material adverse effect on the Retained Business taken as a whole and (ii) there are no existing defaults by the Company or such Subsidiary thereunder which default would result in a material adverse effect on the Retained Business taken as a whole.

         Section 3.15 RIGHTS AGREEMENT. As of the Effective Time, the Company will have taken all necessary action to render the Company Rights inapplicable to the Merger, the Distribution and the other transactions contemplated hereby.

         Section 3.16 BROKERS OR FINDERS. Neither the Company nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except CS First Boston Corporation, whose fees and expenses, as previously disclosed to Parent, will be paid by the Company in accordance with the Company's agreement with such firm.

         Section 3.17 STATE TAKEOVER STATUTES. The provisions of the Mississippi Control Share Act and the Mississippi Shareholder Protection Act will not apply to the Merger, the Distribution or any of the other transactions contemplated hereby, and to the Company's knowledge, no other state takeover statute or similar statute or regulation applies to the Merger, the Distribution, or any of the other transactions contemplated hereby.

         Section 3.18 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of CS First Boston Corporation to the effect that, as of the date of such opinion, the terms of the Distribution and Merger, taken together, are fair, from a financial point of view, to the holders of common stock of the Company.

         Section 3.19 TITLE TO ASSETS. The Company has title and/or rights sufficient to carry-on operations as contemplated by (the AMPRO Retrofit as defined in Section 6.15) or presently conducted to that portion of the real property (and the rights, privileges and appurtenances pertaining to such real property) included in the Retained Business on which the AMPRO ammonia plant and related operations are located, subject only to the following permitted exceptions: (i) all highway, roadway, railroad, utility, drainage, pipeline and other like easements, servitudes and rights of way which an inspection or survey of the property would show and which do not materially adversely affect use of the property as a fertilizer manufacturing facility and related operations, (ii) liens for ad valorem taxes not yet due and payable, (iii) easements, restrictions and encumbrances which do not materially adversely affect use of the property as a fertilizer manufacturing facility and related operations and (iv) all rights, title and interests of (x) Parent and (y) Triad. Except as otherwise set forth above, except with respect to any other real property included in the Retained Business, as to which the Company makes no representation or warranty for purposes of this Section 3.19 and except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company owns all of the material assets included in the Retained Business free and clear of any liens, claims, security interests or encumbrances that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Retained Business taken as a whole.


         Section 3.20 EMPLOYEES. Other than with respect to Triad, the Company has made available to Parent a list of the employees currently employed in the Retained Business indicating the positions which they now hold, their current rates of compensation and which employees, if any, are on short or long term disability, family and medical, military, workers' compensation, or any other type of leave of absence; and copies of all employee handbooks, and policy and procedure manuals. With respect to the Retained Business other than Triad, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding or organizing activity asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, labor dispute, slow down or stoppage involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Retained Business taken as a whole.

         Section 3.21 INSURANCE. Set forth in Section 3.21 of the Company Disclosure Schedule is a schedule of the insurance coverage (including policy limits, coverage layers, and named insureds) maintained by the Company on the assets, properties, premises, operations and personnel of the Company, including the Retained Business.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

         Section 4.1 ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the transactions contemplated hereby. True, accurate and complete copies of Parent's and Sub's Articles of Incorporation and bylaws, including all amendments thereto, have heretofore been delivered to the Company.

         Section 4.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock of which, as of June 30, 1996, 21,353,450 shares were issued and outstanding and 1,550,000 shares were held in treasury, and (ii) 500,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding ("Parent Preferred Stock"). 250,000 shares of Parent Preferred Stock are designated Preferred Stock, Series A and are reserved for issuance in accordance with the Rights Agreement, dated as of August 8, 1994, by and between Parent and Harris Trust and Savings Bank, as Rights Agent, pursuant to which Parent has issued rights to purchase shares of Parent Preferred Stock. All the outstanding shares of Parent's capital stock are, and all shares of Parent Common Stock which are to be issued pursuant to the Merger will be when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except for Parent Common Stock issuable to directors, officers and employees pursuant to Parent stock option and other benefit plans and except for this Agreement, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent. After June 30, 1996 and prior to the date hereof, no material number of shares of Parent Common Stock have been issued except issuances of shares reserved for issuance as described above.

         Section 4.3 AUTHORITY. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of the issuance of shares of Parent Common Stock to the Company's stockholders pursuant to this Agreement by an affirmative vote of the holders of at least a majority of the shares of Parent Common Stock present, in person or by proxy, and entitled to vote at the meeting of Parent's stockholders referred to in
Section 6.3(b) for which a quorum exists). The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Sub of the Merger and by Parent and Sub of the other transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Sub and Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of the issuance of shares of Parent Common Stock to the Company's stockholders pursuant to this Agreement by an affirmative vote of the holders of at least a majority of the shares of Parent Common Stock present, in person or by proxy, and entitled to vote at the meeting of Parent's stockholders referred to in Section 6.3(b) for which a quorum exists). This Agreement has been duly executed and delivered by each of Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms.

         Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except (a) as set forth in Section 4.4 of the disclosure schedule delivered by Parent to the Company on or prior to the date hereof (the "Parent Disclosure Schedule"), (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the NYSE or the NASDAQ National Market, as the case may be, filings under state securities or "blue sky" laws, and the filing with the Secretary of State of the State of Mississippi of the Articles of Merger and
(c) as may be necessary as a result of any facts or circumstances relating solely to the Company and its Subsidiaries, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective charter or bylaws of Parent and Sub,
(ii) require any filing by Parent or its Subsidiaries with, or permit, authorization, consent or approval to be obtained by Parent or its Subsidiaries of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, except, in the case of clause (ii), (iii) or (iv), for failures to file or obtain, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent or Sub or the ability of Parent or Sub to consummate the transactions contemplated hereby.

         Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. Each of Parent and its Subsidiaries has timely filed with the SEC and has heretofore made available to the Company true and complete copies of all periodic reports required to be filed by it since July 1, 1995 under the Exchange Act (as such documents have been amended since the time of their filing, together with all such periodic reports to be filed from the date hereof to the Effective Time, collectively, the "Parent SEC Documents").
Except with respect to information concerning Triad, as to which Parent makes no representation or warranty for purposes of this Section 4.5, the Parent SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act. Except with respect to information concerning Triad, as to which Parent makes no representation or warranty for purposes of this Section 4.5, the consolidated financial statements of Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 4.6 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENTS. Except with respect to information concerning Triad, as to which Parent makes no representation or warranty for purposes of this Section 4.6, none of the information supplied by Parent or Sub or their representatives for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and
(ii) the Proxy Statement will, at the date mailed to each of the Company's and Parent's stockholders and at the time of each of the meetings of the Company's and Parent's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended and the rules and regulations thereunder, except that no representation is made by Parent and Sub with respect to statements made therein based on information supplied by the Company for inclusion in the S-4 and the Proxy Statement, with respect to information concerning the Company incorporated by reference in the S-4 and the Proxy Statement or with respect to information concerning Triad.

         Section 4.7 LITIGATION. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement and except with respect to information concerning Triad, as to which Parent makes no representation or warranty for purposes of this Section 4.7, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, might reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, might reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby.

         Section 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, there has not been any change or development, or combination of changes or developments which individually or in the aggregate have had or are reasonably likely to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

         Section 4.9 NO VIOLATION OF LAW. Except as disclosed in the Parent SEC Documents as filed prior to the date hereof or as set forth in
Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in violation of, or, to the knowledge of Parent, is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation or judgment of any Governmental Entity, except for violations which, in the aggregate, do not have a material adverse effect on the Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for any such permits, licenses, franchises or other governmental authorizations, consents and approvals the failure of which to have would not have a material adverse effect on Parent and its Subsidiaries taken as a whole.

         Section 4.10 ENVIRONMENTAL MATTERS. Except as disclosed in the Parent SEC Documents as filed prior to the date hereof or as set forth in
Section 4.10 of the Parent Disclosure Schedule, except for such matters that, individually or in the aggregate, would not have a material adverse effect on Parent and its Subsidiaries taken as a whole and except with respect to information concerning Triad, as to which Parent makes no representation or warranty for purposes of this Section 4.10, (i) Parent and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;
(ii) the properties presently owned or operated by Parent or its Subsidiaries (the "Parent Properties") do not contain any Hazardous Substance other than as permitted under applicable Environmental Laws; (iii) neither Parent nor any of its Subsidiaries has, since July 1, 1994, received any actual claims, notices, demand letters, lawsuits or requests for information from any Governmental Entity or any private third party alleging that Parent is in violation of, or liable under, any Environmental Laws; and (iv) none of Parent, its Subsidiaries or the Parent Properties is subject to any court order, administrative order or decree arising under any Environmental Law.

         Section 4.11 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         Section 4.12 UNWANTED BUSINESSES. Parent is unwilling to consummate the Merger unless the Company has divested itself of all of the Company's assets and Newco has assumed all of the Company's liabilities, other than those relating to the Retained Business.

         Section 4.13     PURCHASES OF COMPANY STOCK.  Except as set forth in
Section 4.13 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates has acquired any shares of capital stock of the Company. Section
4.13 of Parent Disclosure Schedule sets forth the amount of Parent Common Stock repurchased by Parent in the last six (6) months pursuant to its stock repurchase program (the "Repurchase Program") or otherwise and the amount of repurchases authorized by Parent's Board of Directors.

         Section 4.14 BROKERS OR FINDERS. Neither Parent nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by Parent in accordance with the Parent's agreement with such firm.

         Section 4.15 OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the Merger Consideration Per Share is fair to Parent from a financial point of view.

                                   ARTICLE V

                      COVENANTS PENDING THE EFFECTIVE TIME

         Section 5.1 COVENANTS OF THE COMPANY WITH RESPECT TO THE RETAINED BUSINESS. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that except (i) for the Distribution and the other transactions, actions or events provided for in the Distribution Agreement, including the Employee Benefits Agreement, (ii) as contemplated or permitted by this Agreement, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) to the extent that Parent shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed):

                 (a) ORDINARY COURSE. The Company and its Subsidiaries shall carry on the Retained Business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact the present business organization, keep available, consistent with past practice, the services of the present officers and employees and preserve the relationships with customers, suppliers and others having business dealings with the Retained Business, it being understood, however, that (i) certain employees of the Retained Business will also be engaged in activities for Newco and its Subsidiaries and certain officers of the Company will resign at the time of the Distribution and will serve as officers of Newco, and (ii) the failure of any employees of the Retained Business to remain employees of the Retained Business or become employees of Parent or any Subsidiary of Parent shall not constitute a breach of this covenant. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule and except for "like kind" replacements and repairs of equipment, the Company will not make or enter into any contracts, commitments or agreements obligating the Company to make any capital expenditures primarily relating to, or arising from, the Retained Business in excess of $1,000,000, in the aggregate.

                 (b)      DIVIDENDS; CHANGES IN STOCK.  The Company shall not
(i) declare or pay any dividends (including dividends in Company Common Stock) on or make other distributions in respect of any of its capital stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), except for regular quarterly cash dividends consistent with amounts currently paid and the Distribution, (ii) split (including a reverse stock split), combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries.

                 (c) ISSUANCE OF SECURITIES. The Company shall not, nor shall the Company permit any of its Subsidiaries included in the Retained Business to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale of, any shares of its capital stock of any class, any other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than (i) the issuance of shares of Company Common Stock, Company Preferred Stock and Company Convertible Debentures upon the exercise or conversion of stock options, debenture options, debentures or stock grants outstanding on the date of this Agreement pursuant to Company Stock Plans and in accordance with their present terms (or conversions of Company Preferred Stock issued upon the exercise of debenture options-outstanding on the date of this Agreement into Company Common Stock pursuant to the terms thereof), (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent, (iii) the authorization and issuance of Company Series X Preferred Stock or Company Common Stock in connection with the Company Rights and reservation for issuance of shares of Company Series X Preferred Stock or Company Common Stock in connection with the Company Rights in addition to those presently reserved for issuance, and (iv) the granting of stock options, debenture options or stock grants to employees of the Company other than the Retained Employees (as defined in Section 6.7) and issuance of securities upon exercise of the foregoing.

                 (d) GOVERNING DOCUMENTS. The Company shall not amend its Charter of Incorporation or bylaws in a manner adverse to Parent and Sub or otherwise inconsistent with the transactions contemplated hereby.

                 (e) INDEBTEDNESS. The Company shall not, nor shall it permit any of its Subsidiaries to, incur (which shall not be deemed to include
(i) entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements or (ii) refinancings of existing indebtedness) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any obligations of others other than (v) in the ordinary course of business consistent with past practice, (w) pursuant to existing credit or guaranty agreements, (x) Company Convertible Debentures issuable upon exercise of debenture options, (y) indebtedness incurred solely by, or that will be assumed and become the obligation solely of Newco or any of its Subsidiaries at the Time of Distribution (as defined in the Distribution Agreement) or (z) the Financing (as defined in Section 6.14).

                 (f) CHANGES TO BENEFIT PLANS. Except as would not increase the costs of the Retained Business and except for changes in response to any changes in applicable law, the Company shall not, nor shall it permit any of its Subsidiaries (other than Newco and its Subsidiaries) to, (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Benefit Plan or any agreement, arrangement, plan or policy between the Company or any such Subsidiary and one or more of its directors, officers or Employees or (ii) except for normal increases in the ordinary course of business consistent with past practice and the payment of bonuses to employees in the aggregate not to exceed the amount set forth in
Section 5.1 of the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or Employee or pay any benefit to any director, officer or Employee not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided that the foregoing shall not prohibit the Company from hiring and paying new employees in the ordinary course of business consistent with past practice.

                 (g) FILINGS. The Company shall promptly provide Parent (or its counsel) copies of all filings (other than those portions of filings under the HSR Act which Parent has no reasonable interest in obtaining in connection with the Merger) made by the Company with any Federal, state or foreign Governmental Entity in connection with this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

                 (h) ACCOUNTING POLICIES AND PROCEDURES. The Company will not and will not permit any of its Subsidiaries to change any of its accounting principles, policies or procedures, except as may be required by generally accepted accounting principles.

                 (i) NEWCO. The Company shall (i) abide and cause Newco to abide by their respective obligations under the Distribution Agreement, Tax Disaffiliation Agreement and Employee Benefits Agreement and (ii) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement, Tax Disaffiliation Agreement or Employee Benefits Agreement in any manner adverse to Parent and Sub.

                 (j) SALE OF ASSETS. The Company shall not sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the assets included in the Retained Business, except for dispositions of inventories and equipment in the ordinary course of the Retained Business and consistent with past practice.

                 (k) RETAINED CASH. After December 31, 1996, all net cash generated by the Retained Business after December 31, 1996 shall be retained by the Company.

         Section 5.2 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing to the Effective Time, the Company agrees as to itself and its Subsidiaries that the Company shall not, and shall not permit any of its Subsidiaries to, take any action, including, without limitation, with respect to the terms of the Articles of Incorporation or bylaws of Newco, that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would materially impair the ability of the Company to consummate the Distribution in accordance with the terms of the Distribution Agreement or the Merger in accordance with the terms hereof or would materially delay such consummation.

         Section 5.3 COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.3 of the Parent Disclosure Schedule or (iii) to the extent that the Company shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed):

                 (a) ORDINARY COURSE. Parent and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact the present business organization, keep available, consistent with past practice, the services of the present officers and employees and preserve the relationships with customers, suppliers and others having business dealings with them.

                 (b) DIVIDENDS; CHANGES IN STOCK. Parent shall not (i) declare or pay any dividends (including dividends in Parent Common Stock) on or make other distributions in respect of any of its capital stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), except for regular quarterly cash dividends, (ii) split (including a reverse split), combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of Parent or any of its Subsidiaries other than repurchases of Parent Common Stock pursuant to the Repurchase Program and made prior to the ten (10) trading days prior to the date of the first trading day used in calculating the Average Parent Price.

                 (c) ISSUANCE OF SECURITIES. Parent shall not, nor shall Parent permit any of its Subsidiaries to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale of, any shares of its capital stock of any class, any other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than (i) the issuance of shares of Parent Common Stock upon the exercise of stock options or stock grants pursuant to existing employee benefit plans,

(ii) issuances by a wholly owned Subsidiary of its capital stock to its parent, and (iii) the authorization and issuance of capital stock upon exercise of Parent's existing rights plan and reservation for issuance of shares of capital stock in addition to those presently reserved for issuance pursuant to Parent's existing rights plan.

                 (d) GOVERNING DOCUMENTS. Parent shall not amend its Articles of Incorporation or bylaws in a manner adverse to the Company or otherwise inconsistent with the transactions contemplated hereby.

                 (e) INDEBTEDNESS. Parent shall not, nor shall it permit any of its Subsidiaries to, incur (which shall not be deemed to include (i) entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements or (ii) refinancings of existing indebtedness) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any obligations of others other than (w) in the ordinary course of business consistent with past practice, (x) pursuant to existing credit or guaranty agreements, (y) the Financing (as defined in Section 6.14) or (z) additional indebtedness not to exceed $50,000,000 in the aggregate.

                 (f) FILINGS. Parent shall promptly provide the Company (or its counsel) copies of all filings (other than those portions of filings under the HSR Act which the Company has no reasonable interest in obtaining in connection with the Merger) made by Parent with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

                 (g) ACCOUNTING POLICIES AND PROCEDURES. Parent will not and will not permit any of its Subsidiaries to change any of its accounting principles, policies or procedures, except as may be required by generally accepted accounting principles.

                 (h) COOPERATION. Parent shall not take, nor permit Sub or any of its other Subsidiaries to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in
Article VII not being satisfied or that would materially impair the ability of Parent or Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation, and Parent shall promptly advise the Company orally and in writing of any change in, or event with respect to, the business or operations of Parent having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on Parent and its Subsidiaries taken as a whole.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         Section 6.1 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (iii) the prompt preparation and filing of all necessary documents under the HSR Act, (iv) such actions as may be required to have the applicable waiting period under the HSR Act expire or terminate as promptly as practicable, including by consulting with each other as to, and responding promptly to any comments or requests for information with respect thereto, (v) such actions as may be required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock contemplated hereby, and (vi) the distribution of the prospectus constituting a part of the S-4 and the Proxy Statement to stockholders of the Company. Each party shall promptly consult with the other and provide any necessary information with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         Section 6.2 ACCESS TO INFORMATION. Upon reasonable notice, each of the Company and Parent shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (with respect to the Company, to the extent relating to the Retained Business), and, during such period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel (with respect to the Company, to the extent related to the Retained Business) as such other party may reasonably request. After the Effective Time, upon reasonable notice, Parent shall cause the Surviving Corporation and its Subsidiaries to afford to the officers, employees, accountants, counsel and other representatives of Newco access, during normal business hours, to the Surviving Corporation's and its Subsidiaries' books and records which Newco may reasonably request in order to complete tax filings or for other legitimate business purposes. Unless otherwise required by law, the parties will hold any information made available pursuant to this Section 6.2 which is nonpublic in confidence in accordance with the confidentiality agreement, dated August 9, 1996 (the "Confidentiality Agreement"), between Parent and the Company.

         Section 6.3      STOCKHOLDERS MEETINGS.

                 (a) The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and, if the Company determines such approval to be necessary or appropriate, the Distribution and shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof; PROVIDED, HOWEVER, that the Board of

Directors of the Company may fail to make such a recommendation, or withdraw, modify or change any such recommendation if it determines after receiving the advice of outside counsel that making such recommendation, or that the failure to withdraw, modify or change its recommendation, would be inconsistent with its fiduciary duties under applicable law.

                 (b) Parent shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the approval of the issuance of the shares of Parent Common Stock to the Company's stockholders pursuant to this Agreement. Parent will, through its Board of Directors, recommend to its stockholders such approval and shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof; provided, however, that the Board of Directors of Parent may fail to make such a recommendation, or withdraw, modify or change any such recommendation if it determines after receiving the advice of outside counsel that making such recommendation, or that the failure to withdraw, modify or change its recommendation, would be inconsistent with its fiduciary duties under applicable law.

         Section 6.4 LEGAL CONDITIONS TO DISTRIBUTION AND MERGER. Each of the Company, Parent and Sub will use all reasonable efforts to comply promptly with all legal requirements which may be imposed on it or its respective Subsidiaries with respect to the Distribution and the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the Distribution or the Merger). Subject to the terms and conditions hereof, each of the Company, Parent and Sub will, and will cause its Subsidiaries to, promptly use all reasonable efforts to obtain (and will consult and cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by such party in connection with the Distribution or the Merger or the taking of any action contemplated thereby or by this Agreement or the Distribution Agreement.

         Section 6.5 STOCK EXCHANGE LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on either the NYSE or the NASDAQ National Market System, depending on where the Parent Common Stock is listed as of the Effective Time, and any other securities exchange on which shares of Parent Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

         Section 6.6 COMPANY SEVERANCE OBLIGATIONS. Subject to the proviso in the following sentence, the Company will pay with the proceeds of the Financing (as defined in Section 6.14) or Newco will assume the transaction bonus and severance payments arising out of the transactions contemplated by this Agreement pursuant to any contract, agreement or arrangement of which the Company or any of its Subsidiaries is a party, including, without limitation, payments pursuant to the agreements listed in Section 6.6 of the Company Disclosure Schedule. In no event shall Parent, any of its Subsidiaries or the Surviving Corporation be responsible for any such payments, or be under any obligation to honor or assume any such obligations; provided, however, Parent and the Surviving Corporation shall assume and retain, with respect to the Retained Employees (as defined in Section 6.7), any and all severance obligations that arise due to events or actions occurring after the Effective Time.

         Section 6.7      EMPLOYEE MATTERS; COMPANY STOCK PLANS.

                 (a) The Company and Parent agree that Parent will, to the extent practicable, immediately after the Effective Time and for at least six
(6) months thereafter, permit the operating personnel of the Retained Business and the other Company employees listed in Section 6.7 to the Parent Disclosure Schedule who will remain in the employ of the Surviving Corporation after the Effective Time (collectively, the "Retained Employees") (i) to participate in a group health plan of Parent, or one of its Subsidiaries that similarly situated employees of Parent participate, in accordance with the terms of the plan and, subject to the approval of its stop-loss carrier on reasonable terms and subject to applicable legal requirements, to waive any pre-existing condition clause or waiting period requirement in such group health plan and to give credit for deductible amounts paid by a Retained Employee during the current deductible year of such group health plan while employed by the Company; (ii) to participate in and receive credit under tax qualified retirement plans of Parent or any of its Subsidiaries that similarly situated employees of Parent participate, for which they are otherwise eligible, solely for eligibility and vesting purposes, for their service with the Company, to the extent permitted by applicable tax-qualification requirements; and (iii) to participate in other benefit plans of Parent which are offered to similarly situated employees.

                 (b) Effective as of the Effective Time, each outstanding option to purchase shares of Company Common Stock or to purchase Company Convertible Debentures (a "Company Option") held by a Retained Employee under the Company Stock Plans whether vested or unvested, exercisable or unexercisable, shall be exchanged for an option (a "Parent Option") to purchase the number of shares of Parent Common Stock equal to the product of (1) the quotient of (x) the Average Company Stock Price, and (y) the Average Parent Stock Price (the "Conversion Ratio") and (2) the number of shares of Company Common Stock that the holder of such option would have been entitled to receive had such holder exercised such option in full and in the case of a Company Option exercisable for Company Convertible Debentures, converted such convertible debentures into Company Preferred Stock and then into Company Common Stock, (not taking into account whether or not such option or convertible debenture was in fact exercisable) (rounded to the nearest whole share) at an exercise price equal to the per share exercise price of such Company Options divided by the Conversion Ratio (rounded to the nearest cent), which Parent Option shall be subject to the same terms and conditions (including the vesting schedule) as the Company Option; provided, however, that the Parent Option shall be exercisable only for Parent Common Stock. The obligations of the Company with respect to such Parent Options shall be transferred to and assumed by Parent. For purposes of this Section 6.7(b), (i) "Average Parent Stock Price" shall mean the average of the closing prices of the Parent Common Stock on the New York Stock Exchange Composite Transactions Reporting System or the NASDAQ National Market System, as the case may be, as reported by The Wall Street Journal, for the 10 trading days immediately proceeding the trading day prior to the date that the Company Common Stock commences trading on an x- dividend basis with respect to the Distribution (the "Measuring Period") and (ii) "Average Company Stock Price" shall mean the average of the closing prices of the Company Common Stock on the New York Stock Exchange Composite Transactions Reporting System, as reported by THE WALL STREET JOURNAL, for the Measuring Period.

                 (c) As soon as practicable after the Effective Time, Parent shall deliver to the Retained Employees having options exchanged pursuant to Section 6.7(b) above appropriate notices setting forth their rights pursuant thereto.

                 (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the options converted in accordance with this Section 6.7. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S3 or Form S8, as appropriate (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such options or, to the extent required by law or in accordance with past practice, awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the options exchanged pursuant to this
Section 6.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable options complied with such rule prior to the Merger.

                 (e) Nothing in this Agreement shall be construed to require Parent or the Company to continue the employment of any Retained Employee for any period of time, or, except as required by Section 6.7(a) above, to offer any particular type or level of benefits to any employee. Nothing in this Agreement shall prevent Parent or the Company from disciplining or terminating any Retained Employee or from amending or terminating any benefit plans at any time.

         Section 6.8 FEES AND EXPENSES. Subject to the Distribution Agreement, whether or not the Merger is consummated and except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent and the Company shall each pay one-half of the printing costs incurred with respect to the S4 and the Proxy Statement.

         Section 6.9      INDEMNIFICATION.

                 (a) The Company shall, and from and after the Effective Time the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation to the extent related to, or to the extent arising from, the Retained Business and based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent a corporation is permitted under the MBCA (notwithstanding the bylaws of the Company or the Surviving Corporation) to indemnify its own directors, officers and employees, as the case may be (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any affirmation and undertaking contemplated by Section 8.53 of the MBCA). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them with the consent of the Company (or the consent of the Surviving Corporation after the Effective Time) which consent of the Company (or, after the Effective Time, the Surviving Corporation) with respect to such counsel retained by the Indemnified Parties may not be unreasonably withheld,
(ii) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, PROVIDED that neither the Company nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company or the Surviving Corporation (but the failure so to notify shall not relieve the Company or the Surviving Corporation from any liability which it may have under this Section 6.9 except to the extent such failure materially prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the affirmation and undertaking contemplated by Section
8.53 of the MBCA. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 (b) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

         Section 6.10 NO SOLICITATIONS. The Company will immediately cease any existing discussions or negotiations conducted prior to the date hereof with respect to any merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer, spin-off, recapitalization or similar transaction involving the sale of the Company or any of its Subsidiaries or divisions but excluding those potential transactions set forth in Section 6.10 of the Company Disclosure Schedule (an "Acquisition Transaction"). The Company, its Subsidiaries and their respective directors and officers shall not, and its or its Subsidiaries' affiliates, representatives and agents shall not, directly or indirectly, solicit any person, entity or group concerning any Acquisition Transaction (other than the transactions contemplated by this Agreement); provided that the Company may (i) furnish information or enter into negotiations to the extent the Company's Board of Directors determines after receiving the advice of outside counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law and prior to furnishing such information to, or entering into discussions or negotiations with such person, entity or group the Company (x) provides immediate written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, entity or group, and (y) either enters into with such person, entity or group a confidentiality agreement in reasonable, customary form on terms not more favorable to such person, entity or group than the terms contained in the Confidentiality Agreement or releases Parent from the standstill provisions of the Confidentiality Agreement not applicable to such person; and (ii) recommend to its stockholders a bona fide transaction or combination of transactions that the Board of Directors determines after consulting with its legal and other advisors is more favorable, from a financial point of view, to the stockholders of the Company than the Distribution and the Merger (a "Higher Proposal"). The Company agrees not to release any third party from its obligations, or grant any consent, under any existing standstill provision relating to any Acquisition Transaction or otherwise under any confidentiality or other agreement without similarly releasing or granting a consent to Parent under the Confidentiality Agreement.

         Section 6.11 DISTRIBUTION. Prior to the Closing, the Company will enter into the Distribution Agreement in the form attached hereto with such changes which are not adverse to Parent and Sub and cause Newco to enter into the Distribution Agreement and the Company will take all action necessary to effect the Distribution pursuant to the terms of the Distribution Agreement.

         Section 6.12 TAX-FREE NATURE OF TRANSACTIONS. Each party agrees to report the Transfer as a tax-free transaction under Section 332, 351 or 368(a) of the Code, the Distribution as a tax-free distribution under Section 355 of the Code and the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code on all Tax Returns and other filings, and take no position inconsistent therewith. The parties shall not, and shall not permit any of their respective Subsidiaries to, take or cause or permit to be taken, any action that would disqualify the Distribution as a tax-free distribution under Section 355 of the Code, disqualify the Transfer as a tax-free transaction under Section 332, 351 or 368(a) or disqualify the Merger as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, excluding any action to be taken pursuant to this Agreement to effect the Merger.

         Section 6.13 AUDITED CLOSING BALANCE SHEET. No later than 45 days after the Effective Date, Newco shall deliver to Parent an audited consolidated balance sheet for the Retained Business at the earlier of the Effective Date or December 31, 1996 after giving effect to the Distribution (but not to the Financing (as defined in Section 6.14) or the Merger), which shall be audited by Newco's independent public accountants as in accordance with generally accepted auditing standards (the "Audited Closing Balance Sheet"). The Audited Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistent with the Company Financial Statements. To the extent that the net working capital

(current assets less current liabilities) of the Retained Business as shown on the Audited Closing Balance Sheet is more or less than the estimated net working capital as of the Effective Date certified pursuant to Section 6.14, the Company shall pay to Newco, or Newco shall pay to the Company, the amount of such excess or shortfall, respectively, in cash within five days of the delivery of the Audited Closing Balance Sheet. The Company agrees that representatives of Parent and Newco shall be given access to all work papers, books, records and other information related to the preparation of the Audited Closing Balance Sheet. In addition, the Company will authorize, and will use all reasonable efforts to provide Parent and Newco with access to all work papers of the Company's independent public accountants in connection with or relating to their audit of the Audited Closing Balance Sheet.

         Section 6.14 FINANCING. Parent will use its best efforts to assist the Company in arranging a customary bank facility for the Company that will be funded immediately prior to the Time of Distribution (as defined in the Distribution Agreement) (the "Financing"). The Financing will be in an aggregate amount equal to $150,000,000 plus (i) the product of (x) the lesser of (A) $2.00 and (B) the amount, if any, by which the Average Parent Price is less than $19.00 times (y) 6,904,762, plus (ii) the costs of obtaining the Financing (including, without limitation, any commitment or agent fees, reasonable attorney fees or other costs and expenses associated with the Financing), plus (iii) the product of (x) $56,575 times (y) the number of calendar days by which the Effective Date is after December 31, 1996, plus (iv) the net cash used by the Retained Business after December 31, 1996 through the Effective Date, minus (v) the unpaid balance as of the Effective Date of the AMPRO Retrofit due under the Kellogg Agreement (as defined in Section 6.15) (which unpaid balance as of July 31, 1996 is set forth in Section 6.15 of the Company Disclosure Schedule), plus or minus (vi) the amount by which the estimated net working capital of the Retained Business as of the earlier of the Effective Date or December 31, 1996 as certified by the chief financial officer of the Company is more or less, respectively, than $8,000,000. Without qualifying Parent's obligations pursuant to the last sentence of this Section 6.14, the Financing will be on terms that are acceptable to Parent. The parties agree that the proceeds of the Financing will be used to refinance in full all outstanding debt of the Retained Business (other than accounts payable incurred in the ordinary course of the Retained Business), as well as any and all transaction, severance and other costs payable by the Company in connection with the transactions contemplated by this Agreement. To the extent that the proceeds of the Financing are not fully applied as set forth above, any remaining proceeds may be contributed to Newco at the discretion of the Company. The Company shall be responsible for the costs of obtaining the Financing (including, without limitation, any commitment or agent fees, reasonable attorney fees or other costs and expenses associated with the Financing), although the parties recognize that Parent will incur costs related to the Financing in connection with satisfying itself as to the terms and conditions of the Financing. In the event that the Company's stockholders do not approve the Merger, the Distribution and the other transactions contemplated by this Agreement, the Company and Parent will reimburse each other for one-half of any costs incurred by them in connection with the Financing. In the event this Agreement is terminated for any other reason, Parent shall be responsible for and reimburse the Company for any costs reasonably incurred in connection with the Financing. In the event that the Company is unable to arrange a bank facility for the Financing, Parent will be responsible for arranging alternative funds from an independent, unrelated third party for the Financing.

         Section 6.15 AMPRO FACILITY. The Company shall use all reasonable efforts to cause the capital improvements to the Company's AMPRO Facility currently in progress (the "AMPRO Retrofit") as set forth in that certain contract dated September 7, 1995 between the Company and M.W. Kellogg (the "Kellogg Agreement") to be completed (including plant shutdowns, tie-ins and resumption of operations) by December 31, 1996 (with performance testing to be completed after December 31, 1996) on the terms and conditions set forth in the Kellogg Agreement. Section 6.15 of the Company Disclosure Schedule sets forth the unpaid balance of the cost of completion of the AMPRO Retrofit as of July 31, 1996 under the Kellogg Agreement. If despite the Company's reasonable efforts, the AMPRO Retrofit is not mechanically complete and ready for tie-ins to be made during the time of turnaround scheduled for December 1, 1996 through December 15, 1996 then the turnaround shall be delayed until such time as the AMPRO Retrofit can be mechanically completed and made ready for tie-ins during the turnaround period.

         Section 6.16     COMFORT LETTERS.

                 (a) The Company shall use all reasonable efforts to cause KPMG Peat Marwick LLP, the Company's independent public accountants, to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent, and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

                 (b) Parent shall use all reasonable efforts to cause Arthur Andersen & Co., the Parent's independent public accountants, to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company, and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.


                                  ARTICLE VII

                                   CONDITIONS

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 (a) STOCKHOLDER APPROVALS. This Agreement shall have been approved and adopted by (i) the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and (ii) the affirmative vote of the holders of at least a majority of the shares of Parent Common Stock present, in person or by proxy, and entitled to vote at the meeting of stockholders of Parent referred to in Section 6.3(b) for which a quorum exists.

                 (b) STOCK EXCHANGE LISTING. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE or the NASDAQ National Market System, if Parent Common Stock has not been listed on the NYSE, upon official notice of issuance.

                 (c) OTHER APPROVALS. Other than the filing of the Articles of Merger provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or other public or private third party, the failure of which to obtain would have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

                 (d) REGISTRATION STATEMENT. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                 (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Distribution shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                 (f) HSR APPROVAL. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                 (g) CONSUMMATION OF THE DISTRIBUTION. The Distribution shall have become effective in accordance with the Distribution Agreement.

         Section 7.2 CONDITIONS OF OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Parent and Sub:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

                 (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Distribution Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

                 (c) OPINION OF COUNSEL. Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom or Baker, Donelson, Bearman & Caldwell substantially to the effect set forth in Section 7.2(c) of the Company Disclosure Schedule.

                 (d) OPINION OF TAX COUNSEL. Parent shall have received the opinion of Hughes & Luce, L.L.P. to the effect the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                 (e) OPINION OF COUNSEL REGARDING THE DISTRIBUTION. Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom to the effect that the Transfer qualifies as one or more tax-free transactions under one or more of Sections 332, 351, and 368(a)(1)(D) of the Code and that the Distribution qualifies as a tax-free distribution under Section 355 of the Code.

                 (f) INDEBTEDNESS OF THE RETAINED BUSINESS. As of the Effective Time, the Retained Business shall have no outstanding Indebtedness, other than the Financing. The term "Indebtedness" shall mean any indebtedness for borrowed money, indebtedness evidenced by a note or other instrument, capitalized lease obligations, obligations for the deferred purchase price of assets or direct or indirect guarantees of any of the foregoing.

                 (g) COMPANY OPTIONS. At the Effective Time, all Company Options, other than Company Options held by Retained Employees, shall have been terminated or exchanged for Newco Options or shall have been fully assumed by Newco.

         Section 7.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by the Company:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief financial officer of Parent and Sub, respectively, to such effect.

                 (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this

Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief financial officer of Parent to such effect.

                 (c) OPINION OF COUNSEL. The Company shall have received the opinion of Hughes & Luce, L.L.P. substantially to the effect set forth in
Section 7.3 of the Parent Disclosure Schedule. In giving such opinion, Hughes & Luce, L.L.P. may rely as to matters of Mississippi law on opinions of local counsel reasonably satisfactory to the Company.

                 (d) OPINION OF TAX COUNSEL. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, that the Transfer qualifies as one or more tax-free transactions under one or more of Sections 332, 351, and 368(a)(1)(D) of the Code and that the Distribution qualifies as a tax-free distribution under
Section 355 of the Code.

                 (e) FINANCING. The Financing shall have been obtained by the Company; the Financing shall have been funded; and the proceeds of the Financing shall have been applied pursuant to Section 6.14 and the Distribution Agreement.


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

         Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and this Agreement by the stockholders of the Company:

                 (a)      by mutual consent of Parent and the Company;

                 (b) by either Parent or the Company if the Merger shall not have been consummated before March 31, 1997 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                 (c) by either Parent or the Company if the Average Parent Price is less than $17.00;

                 (d) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) of this Agreement, as the case may be, would be incapable of being satisfied by March 31, 1997; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(c) if such willful breach shall not have been remedied within ten (10) days after receipt by the Company of written notice from Parent specifying the nature of such willful breach and requesting that it be remedied;

                 (e) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) of this Agreement, as the case may be, would be incapable of being satisfied by March 31, 1997; or provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(d) if such willful breach shall not have been remedied within ten (10) days after receipt by Parent of written notice from the Company, specifying the nature of such willful breach and requesting that it be remedied;

                 (f) by Parent if (i) the Company's stockholders do not approve the Merger and this Agreement at the meeting required under Section 6.3(a) hereof, (ii) Parent's stockholders do not approve the issuance of the shares of Parent Common Stock to the Company's stockholders pursuant to this Agreement at the meeting required under Section 6.3(b) or (iii) the Company withdraws, amends or modifies in a manner adverse to Parent its favorable recommendation of the Merger; or

                 (g) by the Company if (i) the Company's stockholders do not approve the Merger and this Agreement at the meeting required under Section 6.3(a) hereof, (ii) Parent's stockholders do not approve the issuance of the shares of Parent Common Stock to the Company's stockholders pursuant to this Agreement at the meeting required under Section 6.3(b), (iii) the Company has received a proposal for an Acquisition Transaction that it advises Parent in writing the Company wishes to accept or (iv) the Financing has not been arranged by December 31, 1996.

         Section 8.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their affiliates or respective officers or directors, other than the provisions of Section 8.3; PROVIDED, HOWEVER, that any such termination shall not relieve any party from liability for willful breach of this Agreement (including, without limitation, a willful breach of Section 6.14 by Parent) or from its obligations under the Confidentiality Agreement.

         Section 8.3 TERMINATION FEE. If (a)(i) Parent terminates this Agreement pursuant to Section 8.1(f)(iii) or (ii) the Company terminates this Agreement pursuant to 8.1(g)(iii) and (b) within one year after such termination, the Company enters into an agreement, letter of intent or binding arrangement with respect to an Acquisition Transaction or an Acquisition Transaction occurs (PROVIDED, HOWEVER, that in the case of an Acquisition Transaction involving only Newco or any of its Subsidiaries (a "Newco Acquisition Transaction"), payment hereunder will be due only if the Company began discussions or negotiations, received a proposal or indication of interest or entered into an agreement, letter of intent or binding arrangement with respect to such Newco Acquisition Transaction prior to the termination of this Agreement), the Company will pay to Parent within one business day following the execution and delivery of such agreement or letter of intent or the entering into of such an arrangement or the occurrence of such Acquisition Transaction, as the case may be, a fee, in cash, of $8,000,000; PROVIDED, HOWEVER, that the Company in no event will be obligated to pay more than one such $8,000,000 fee with respect to all such agreements and occurrences and such termination and such fee shall be the exclusive remedy of Parent for the transactions contemplated hereby upon termination of this Agreement pursuant to Section 8.1(f)(iii) or Section 8.1(g)(iii) and shall be deemed inclusive of expenses incurred by Parent. Upon the payment of the $8,000,000 to Parent in accordance with this Section 8.3, the Company shall have no further liability with respect to the transactions contemplated hereby.

         Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Parent; PROVIDED that (i) after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval and (ii) after the Effective Time, this Agreement may be amended only with the written consent of Newco. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                                 MISCELLANEOUS

         Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties set forth in this Agreement or in any instrument delivered pursuant to the terms hereof.

         Section 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by facsimile (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to Parent or Sub, to

         Mississippi Chemical Corporation
         Owen Cooper Administration Building
         Highway 49 East
         Yazoo City, Mississippi  39194
         Attn:  Robert E. Jones
         Facsimile:  (601) 751-2912
         Confirmation:  (601) 751-2930

         with a copy to

         Hughes & Luce, L.L.P.
         1717 Main Street, Suite 2800
         Dallas, Texas  75201
         Attn:  Alan J. Bogdanow
         Facsimile:  (214) 939-6100
         Confirmation:  (214) 939-5500

         and

         (b)     if to the Company, to

         First Mississippi Corporation
         700 North Street
         Jackson, Mississippi 39215-1249
         Attn:  Michael Summerford
         Facsimile:  601) 948-7550
         Confirmation:  (601) 949-9876

         with a copy to

         Skadden, Arps, Slate, Meagher & Flom
         333 West Wacker Drive
         Chicago, Illinois 60606
         Attn:  Charles W. Mulaney, Jr.
         Facsimile:  (312) 407-0411
         Confirmation:  (312) 407-0700

         Section 9.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 27, 1996.

         Section 9.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being under stood that all parties need not sign the same counterpart.

         Section 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein, including the Distribution Agreement) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.9, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder; provided that after the Effective Time, Newco may enforce the obligations of Parent, Sub or the Company under this Agreement.

         Section 9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi without regard to any applicable conflicts-of-law principles.

         Section 9.7 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 9.8 PUBLICITY. Except as otherwise required by law or the rules of the NYSE or the NASDAQ National Market System, for so long as this Agreement is in effect and then with as much advance notice to the other party as is practicable under the circumstances, neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         Section 9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned Subsidiary of Parent, and after the Effective Time, Newco shall be entitled to enforce the obligations of Parent, Sub and the Company pursuant to this Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 9.10 ATTORNEY-CLIENT PRIVILEGE; WORK PRODUCT. Anything herein or in the Distribution Agreement notwithstanding, except with respect to matters addressed in the opinion referred to in Section 7.3(d) hereof, the transactions contemplated hereby and by the Distribution Agreement shall not be deemed to transfer to Parent, Sub or the Surviving Corporation any right to waive, nor shall they be deemed to waive, any attorney-client privilege between the Company, the present officers and directors of the Company or Newco and their legal counsel with respect to legal advice concerning the transactions contemplated hereby and by the Distribution Agreement, in either case concerning privileged communications (or work product related thereto) at any time prior to the Closing Date. Parent, Sub and the Surviving Corporation and their successors and assigns shall not be entitled to waive or have access, nor shall they attempt to waive or seek access, to any privileged communication (or work product related thereto) between the Company, the present officers and directors of the Company or Newco and their legal counsel relating to the Merger or the Distribution or matters relating to Newco, its subsidiaries and their respective businesses.

         Section 9.11 OTHER. Except as otherwise provided for herein and the other agreements to be entered into in connection herewith as to which Parent and the Company agree that neither of them has a cause of action against the other for violation of the parties rights with respect to Triad, it is expressly understood and agreed that this Agreement and any other agreement to be entered into in connection herewith shall not affect in any way and shall be without prejudice to and with full reservation of Parent's and the Company's rights with respect to Triad. Nothing in this Agreement or any other agreement to be entered into in connection herewith shall constitute an acknowledgment by either Parent or the Company of the existence and enforceability of any such rights.

         Section 9.12 FURTHER ASSURANCES. Subject to the terms and conditions hereof and, as applicable, of the Distribution Agreement, the Company and Parent will, and will cause their respective Subsidiaries to, do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby, including, without limitation, the providing of reasonable transition assistance services by Newco at cost to the Surviving Corporation for a period not to exceed one year after the Effective Time.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger and Reorganization to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        MISSISSIPPI CHEMICAL CORPORATION


                                        By:  /s/ ROBERT E. JONES
                                             ----------------------------------
                                             Name:  Robert E. Jones
                                             Title: Senior Vice President and
                                                    General Counsel


                                        MISS SUB, INC.


                                        By:  /s/ ROBERT E. JONES
                                             ----------------------------------
                                             Name:  Robert E. Jones
                                             Title: Vice President


                                        FIRST MISSISSIPPI CORPORATION


                                        By:  /s/ R. MICHAEL SUMMERFORD
                                             ----------------------------------
                                             Name:  R. Michael Summerford
                                             Title: Vice President and Chief
                                                    Financial Officer